EXHIBIT 14

SATISFACTION OF OBLIGATION

This Agreement (“Agreement”), dated effective as of December 3, 2013 (the “Effective Date”), is entered into by and among CVSL Inc., a Florida corporation (the “Company”), Rochon Capital Partners, Ltd., a Texas limited partnership (“RCP”) and International Equities Group, Inc., a Florida corporation (“IEG”).

WHEREAS, Seller is the record, legal and beneficial owner of $0.0001 par value shares of common stock of the Company (the “Stock”);

WHEREAS, the Company has agreed to issue IEG 10,000,000 shares of the Company’s common stock for various consulting and other services (the “Obligation”); and

WHEREAS, RCP desires to deliver its shares of the Company’s common stock to satisfy the Obligation on behalf of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              IEG hereby agrees to accept the 10,000,000 shares of common stock of the Company owned by RCP in full satisfaction of the Company’s Obligation, and effective upon its receipt of such shares does hereby irrevocably release and discharge the Company from same.

2.              This Agreement may be executed in multiple originals, each of which will be deemed an original but all of which together will constitute but one and the same instrument.  This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

CVSL INC.		ROCHON CAPITAL PARTNERS, LTD., a
Texas limited partnership
By:	/s/ Kelly L. Kittrell	By:	John Rochon Management, Inc., its general
Its:	CFO		partner
		By:	/s/ John P. Rochon
		Its:	President

INTERNATIONAL EQUITIES GROUP, INC

		By:	/s/ Joseph Safina
		Its:	President